Exhibit 99.1

Global Star Acquisition, Inc. Announces the Separate Trading of Its

Class A Common Stock, Rights, and Warrants

MCLEAN, VA, November 9, 2022 – Global Star Acquisition, Inc. (Nasdaq: GLSTU) (the “Company”), a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses, today announced that holders of the units sold in the Company’s initial public offering of 8,000,000 units completed on September 22, 2022, may elect to separately trade the shares of Class A common stock, rights, and warrants included in the units commencing on or about November 10, 2022. Holders of units will need to have their broker contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock, rights, and warrants. Those units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “GLSTU,” and the Class A common stock, rights, and warrants that are separated will trade on Nasdaq under the symbols “GLST”, “GLSTR” and “GLSTW”, respectively.

The securities described above were offered by the Company pursuant to a registration statement on Form S-1 (File No. 333-266387) that was originally filed with the Securities and Exchange Commission (“SEC”) and declared effective on September 19, 2022. The offering was made only by means of a prospectus, copies of which may be obtained from: EF Hutton, division of Benchmark Investments, LLC, 590 Madison Ave, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Global Star Acquisition, Inc.

1641 International Drive, Unit 208

Mclean, VA 22102

Anthony Ang

Chairman and Chief Executive Officer

anthonyang@gcic.com.sg

(703) 790-0717